Exhibit 2.2

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER is made as of November 18, 2013 (this “Amendment”), by and among Eldorado HoldCo LLC, a Nevada limited liability company (“Eldorado”), MTR Gaming Group, Inc., a Delaware corporation (“MTR”), Eclair Holdings Company, a Nevada corporation (“Parent”), Ridgeline Acquisition Corp., a Delaware corporation (“Merger Sub A”), and Eclair Acquisition Company, LLC, a Nevada limited liability company (“Merger Sub B”), and amends Agreement referenced below.  Eldorado, MTR, Parent, Merger Sub A and Merger Sub B are together referred to as the ‘Parties”; each individually, a “Party”.  Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties entered into the Agreement and Plan of Merger dated as of September 9, 2013 (as supplemented by the letter agreement dated October 24, 2013, as amended by this Amendment and as further amended, modified and supplemented from time to time, the “Agreement”) along with the Persons party thereto as the Member Representative; and

WHEREAS, the Parties desire to amend the Agreement effective as of the date hereof.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Amendments Regarding MTR Merger Consideration.

(a)                                 Sections 1.10(a)(ii) and 8.3(ll) of the Agreement are hereby amended by replacing each reference to “$5.15” with the text “$6.05”.

(b)                                 Section 2.2(a) of the Agreement is hereby amended by inserting, at the end thereof, the following:

At least five (5) Business Days prior to the Effective Date, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of MTR Common Stock, an amount equal to Five Million Dollars ($5,000,000.00) in cash in partial satisfaction of Parent’s obligations under Section 2.1.

(c)                                  Section 2.3(e) of the Agreement is hereby amended by replacing the reference to “Thirty Million Dollars ($30,000,000.00)” with the text “Thirty-Five Million Dollars ($35,000,000.00)”.

2.                                      Amendments Regarding ELLC Interests.

(a)                                 Section 2.1 of the Agreement is hereby amended by replacing the proviso thereto with the following text:

provided that for purposes of establishing the Exchange Fund, the number of shares of Parent Common Stock included in the Company Merger Consideration shall be deemed to be the Estimated Aggregate Company Merger Shares minus the amount of the Escrowed Parent Shares and minus the amount of the Delayed Consideration (such number of shares, the “Up-Front Company Merger Shares”)

(b)                                 Section 3.2 of the Agreement is hereby amended by deleting the last two sentences thereof in their entirety and replacing them with the following:

As of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (C) other than any Designated Retained Interest Agreement, there are no options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, SLJV or any of their respective Subsidiaries to which the Company, SLJV or any of their respective Subsidiaries is a party.  Each of the outstanding shares of capital stock of (or other equity interest in) each of SLJV and the Company’s and SLJV’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (or other equity interests) are (1) owned by the Company or another wholly owned Subsidiary of the Company, except for any Designated Retained Interest, and (2) free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for any Liens arising solely from any Designated Retained Interest Agreement.

(c)                                  Section 5.21(b) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b)                                 Subject to Section 5.21(a), on or prior to the Closing Date, HCM and REI shall have transferred their respective interests in ELLC to Eldorado Resorts LLC, a Nevada limited liability company and a wholly-owned Subsidiary of the Company; provided that HCM and REI may retain ownership of interests in ELLC (collectively, the “Designated Retained Interest”) so long as (x) the Designated Retained Interest shall, in aggregate, not exceed 3.8142% of the total outstanding interest in ELLC, and (y) any Designated Retained Interest is subject to the Designated Retained Interest Agreement (defined below).  Unless HCM and REI shall have transferred their entire respective interests in ELLC to Eldorado Resorts LLC on or prior to the Closing Date, HCM and REI  shall enter into an agreement with Parent and the Company (each, a “Designated Retained Interest Agreement”) pursuant to which (i) HCM and REI shall grant to the Company a right, exercisable on or after the fifth Business Day after the first anniversary of the Closing Date, to acquire from HCM and REI all of the Designated Retained Interest in exchange for the Delayed Consideration (defined below) and (ii) the Company shall grant to each of HCM and REI a right, exercisable on or after the fifth Business Day after the first anniversary of the Closing Date, to put to the Company all of the Designated Retained Interest in exchange for the Delayed Consideration.  The “Delayed Consideration” means a number of shares of Parent Common Stock equal to (i) the Estimated SLJV Component, multiplied by (ii) the portion of the outstanding interests in ELLC (expressed as a percentage) represented by the Designated Retained Interest, divided by (iii) the Implied Per Share Price.  Notwithstanding any provision herein to the contrary, the number of shares of Parent Common Stock issuable at the Closing as Company Merger Consideration shall be reduced by the number of shares equal to the Delayed Consideration.

In addition, the Index of Defined Terms to the Agreement shall be amended by adding the appropriate references to the defined terms “Designated Retained Interest” and “Designated Retained Interest Agreement”.

(d)                                 Section 6.3(f) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(f)                                   Eldorado LLC. As of the Closing Date, (i) the Company shall, by operation of the Merger Member Side Agreement and the Designated Retained Interest Agreement or otherwise, (A) own (directly or indirectly) all of the issued and outstanding equity interests in ELLC other than the Designated Retained Interest and (B) have been duly granted and possess the right to acquire the

Designated Retained Interests, in exchange for the Delayed Consideration, on and after the fifth Business Day after the first anniversary of the Closing Date, and (ii) no other entity, other than an Affiliate of MGM Resorts International or a designee of such Affiliate, shall own any interest in SLJV, except to the extent that HCM and/or REI owns any of the Designated Retained Interest (subject to a Designated Retained Interest Agreement).

3.                                      Amendments Regarding Other Covenants.

(a)                                 Section 5.5(b) of the Agreement is hereby amended by replacing the proviso thereto with the following text:

; provided, however, that MTR shall be permitted to delay or postpone the MTR Stockholders Meeting for a reasonable period of time, which shall not be more than five (5) Business Days (but in no event beyond the Termination Date), if in the good faith judgment of the MTR Board or any committee thereof (after consultation with its legal counsel) the failure to do so would reasonably be expected to breach the MTR Board’s fiduciary duties under applicable Law.

(b)                                 Section 5.14(a) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a)                                 MTR shall commence, or cause its Subsidiaries to promptly commence, on or prior to December 5, 2013 one or more consent solicitations (each, a “MTR Consent Solicitation”) with respect to certain amendments and waivers to the indenture (the “MTR Senior Indenture”) dated as of August 1, 2011 among MTR, those designated Subsidiaries identified therein and Wilmington Trust, National Association, as Trustee and Collateral Agent governing MTR’s 11.5% Senior Secured Second Lien Notes due August 1, 2019 (the “MTR Notes”) on terms and conditions as may be agreed upon between the Company and MTR, and such other customary terms and conditions as are reasonably acceptable to the Company and MTR, and the Company shall assist MTR in connection therewith.  MTR shall irrevocably take all corporate actions necessary for the MTR Consent Solicitation.  Promptly following the expiration date of the MTR Consent Solicitation, assuming the requisite consents are received with respect to the MTR Notes, MTR and its Subsidiaries, as applicable, shall execute a supplement to the MTR Senior Indenture, amending the terms and provisions of the MTR Senior Indenture as reasonably requested by the Company and as set forth in the MTR Consent Solicitation documents sent to holders of the MTR Notes (which amendment may include amendments and waivers to certain covenants contained in the MTR Notes or the MTR Senior Indenture which can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof), which supplemental indenture shall become operative immediately upon the Effective Time, and shall use all reasonable efforts to cause the trustee under the MTR Senior Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing.  The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by MTR in connection with any MTR Consent Solicitation.  MTR hereby covenants and agrees to provide (or to cause to be provided) when due and payable pursuant to the terms of any MTR Consent Solicitation immediately available funds for the prompt and full payment at or prior to the Effective Time of any consent solicitation fees payable to the holders of the MTR Notes for all consents properly tendered and not withdrawn to the extent required pursuant to the terms of such MTR Consent Solicitation.  Notwithstanding any provision herein to the contrary, MTR shall not, and shall not permit any of its Subsidiaries, and neither MTR nor any of its Subsidiaries shall be obligated, to pay or bear the cost of (or to agree to pay or bear the cost of) any fee or similar payment to any holder of MTR Notes (or to any Affiliate thereof) to induce any holder of MTR Notes to grant a consent in connection with the MTR Consent Solicitation, unless such fee or payment is approved by both MTR and the Company.

(c)                                  Section 5.14(c) of the Agreement is hereby amended by deleting the text, “(or if MTR and the Company agree that MTR not proceed with any MTR Consent Solicitation pursuant to Section 5.14),” in its entirety.

(d)                                 Section 5.17 of the Agreement is hereby amended by replacing the reference to “each of the Merger Members” with the text “each of the Merger Members (other than NGA Acquisitionco, LLC or any other Person owning an indirect interest in the Company through NGA Acquisitionco, LLC)”.

(e)                                  The Agreement is hereby amended by adding after Section 5.25 of the Agreement the following:

Section 5.26.                          Actions Relating to Support Agreement.  The Company shall notify MTR contemporaneously with any amendment or termination, or waiver by the Company of any provision, of the Support Agreement dated November 18, 2013 by and between the Company, Jacobs Entertainment, Inc., a Delaware corporation, Gameco Holdings, Inc., a Delaware corporation, The Jeffrey P. Jacobs Revocable Trust dated July 10, 2000 and Jeffrey P. Jacobs, an adult individual.

4.                                      Amendments Regarding the MTR Termination Fee.

(a)                                 Section 7.3(b) of the Agreement is hereby amended by replacing the reference to “Five Million Dollars ($5,000,000.00)” with the text “Six Million Dollars ($6,000,000)”.

(b)                                 Section 7.3(c) of the Agreement is hereby amended by replacing the reference to “Five Hundred Thousand Dollars ($500,000.00)” with the text “One Million Dollars ($1,000,000)”.

5.                                      Miscellaneous.

(a)                                 Sections 8.2, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, and 8.16 of the Agreement, as amended hereby, shall continue to apply to the Agreement, as amended hereby, and shall apply to this Amendment (with each reference therein to “Agreement” deemed to be a reference to this “Amendment”).

(b)                                 Section 8.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the MTR Disclosure Letter and the Confidentiality Agreement, as the same may be amended by the parties, constitute the entire agreement between the parties and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(c)                                  The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement.  The Agreement shall continue in full force and effect as amended by this Amendment in accordance with its terms.  From and after the date hereof, all references to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

(d)                                 This Amendment, the Agreement (including the Exhibits hereto), the Company Disclosure Letter, the MTR Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

ELDORADO HOLDCO LLC

By:	/s/ Gary Carano
Name: Gary Carano
Title: Chief Operating Officer

ECLAIR HOLDINGS COMPANY

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President

RIDGELINE ACQUISITION CORP.

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President

ECLAIR ACQUISITION COMPANY, LLC

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President

MTR GAMING GROUP, INC.

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President and Chief Operating Officer